Exhibit 99.1

MYR Group Inc. Announces First-Quarter 2015 Results

Rolling Meadows, Ill., May 6, 2015 – MYR Group Inc. (“MYR”) (NASDAQ: MYRG), a leading specialty contractor serving the electrical infrastructure market in the United States, today announced its first-quarter 2015 financial results.

Highlights

•	Q1 2015 revenues of $244.1 million compared to $215.6 million for the same period last year, an increase of 13.2 percent.
•	Q1 2015 net income of $7.2 million compared to $6.3 million for the same period last year, an increase of 14.3 percent.
•	Q1 2015 diluted earnings per share of $0.34 compared to $0.29 per share for the same period last year, an increase of 17.2 percent.
•	MYR acquired E.S. Boulos, an electrical contractor operating in the northeast U.S. on April 13, 2015 for approximately $11.4 million in cash.

Management Comments

Bill Koertner, MYR's President and CEO said, "We had a strong first-quarter 2015 highlighted by increases in revenues, gross profit, EBITDA, net income and diluted EPS. On April 13, 2015, we acquired substantially all of the assets of E.S. Boulos, one of New England’s largest and most experienced electrical contractors, which will enhance our T&D presence in the northeast U.S. and further expand our C&I presence outside of our existing markets. This is our second recent asset purchase, following the one made in Alaska during the third quarter of 2013.” Mr. Koertner continued, "Our balance sheet remained strong with $61.8 million of cash and borrowing capacity of $155.7 million at March 31, 2015. We believe our commitment to developing a strong team of management and craft employees, investment in specialty equipment, existing customer relationships, commitment to safety and strong financial position should enable us to grow both organically and through acquisitions in both our T&D and C&I segments."

First-Quarter Results

MYR reported first-quarter 2015 revenues of $244.1 million, an increase of $28.5 million, or 13.2 percent, compared to first-quarter 2014. Specifically, the Transmission and Distribution (T&D) segment reported revenues of $189.2 million, an increase of $27.2 million, or 16.8 percent, from the first quarter of 2014, primarily due to an increase in the number of jobs of all sizes. Material and subcontractor costs in our T&D segment comprised approximately 23 percent of total contract costs in the first quarter of 2015, compared to approximately 20 percent in the first quarter of 2014. The Commercial and Industrial (C&I) segment reported first-quarter 2015 revenues of $54.9 million, an increase of $1.3 million, or 2.5 percent, over first-quarter 2014.

Consolidated gross profit increased to $29.4 million, or 12.0 percent of revenues, in the first quarter of 2015, compared to $27.1 million, or 12.6 percent of revenues, in the first quarter of 2014. The increase in gross profit was primarily due to the higher revenues. The decline in gross margin was primarily due to lower equipment utilization, particularly large specialty transmission equipment, as several large transmission projects were substantially complete or nearing completion and lower storm revenues. In the first quarter of 2015 and 2014, gross margin benefited by approximately 1.5 percent and 1.7 percent, respectively, from improved contract margins on several projects, the majority of which were transmission projects, due to cost efficiencies, additional work and effective contract management.

Selling, general and administrative expenses increased to $18.6 million in the first quarter of 2015 compared to $16.9 million in the first quarter of 2014. The increase in selling, general and administrative expenses in the first quarter of 2015 was due to higher personnel costs to support operations, E.S. Boulos acquisition costs and higher stock compensation costs compared to the first quarter of 2014. As a percentage of revenues, selling, general and administrative expenses decreased to 7.6 percent for the first quarter of 2015 from 7.9 percent for the first quarter of 2014.

For the first quarter of 2015, net income was $7.2 million, or $0.34 per diluted share, compared to $6.3 million, or $0.29 per diluted share, for the same period of 2014. First-quarter 2015 EBITDA, a non-GAAP financial measure, was $20.5 million, or 8.4 percent of revenues, compared to $18.2 million, or 8.4 percent of revenues, in the first quarter of 2014.

Our financial results for the first quarter of 2015 benefited from margin adjustments due to change orders and close-outs. It is unlikely that future periods will benefit to a similar extent from such favorable developments.

Acquisition of E.S. Boulos Company

On April 13, 2015, MYR acquired substantially all of the assets of E.S. Boulos Company (“ESB”), one of New England’s largest and most experienced electrical contractors with over 95 years in operation, from a subsidiary of Eversource Energy. The purchase price was approximately $11.4 million, which was funded through the existing cash resources of MYR. ESB is headquartered in Westbrook, Maine, and offers construction services for the electric utility sector, including substation, transmission and distribution construction, as well as commercial and industrial electrical construction. ESB will continue to operate under its own name as part of the MYR Group family of companies.

Backlog

As of March 31, 2015, MYR's backlog was $398.4 million, consisting of $275.6 million in the T&D segment and $122.8 million in the C&I segment. Total backlog at March 31, 2015, was $35.2 million lower than the $433.6 million reported at December 31, 2014. T&D backlog at March 31, 2015, decreased $44.8 million, or 14.0 percent, from December 31, 2014, while C&I backlog increased $9.6 million, or 8.4 percent, over the same period. Total backlog at March 31, 2015, increased $12.8 million, or 3.3 percent, from the $385.6 million reported at March 31, 2014.

Balance Sheet and Share Repurchase Program

As of March 31, 2015, MYR had cash and cash equivalents of $61.8 million and $155.7 million of borrowing availability under its credit facility. In the first three months of 2015, MYR purchased 72,706 shares of its common stock for approximately $1.8 million under its $25.0 million share repurchase program. As of March 31, 2015, MYR had $7.5 million of remaining capacity to purchase shares under its share repurchase program.

Non-GAAP Financial Measures

To supplement MYR’s financial statements presented in accordance with generally accepted accounting principles in the United States (GAAP), MYR uses certain non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release.  MYR’s definitions of these non-GAAP measures may differ from similarly titled measures used by others.  These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

MYR believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view MYR’s performance using the same tools that management uses to evaluate MYR’s past performance, reportable business segments and prospects for future performance, (iii) publicly disclose results that are relevant to financial covenants included in MYR’s credit facility and (iv) otherwise provide supplemental information that may be useful to investors in evaluating MYR.

Conference Call

MYR will host a conference call to discuss its first-quarter 2015 results on Thursday, May 7, 2015, at 9:00 a.m. Central time. To participate in the conference call via telephone, please dial (877) 561-2750 (domestic) or (763) 416-8565 (international) at least five minutes prior to the start of the event. A replay of the conference call will be available through Wednesday, May 13, 2015, at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406, and entering conference ID 26840051. MYR will also broadcast the conference call live via the internet. Interested parties may access the webcast through the Investor Relations section of the MYR's website at www.myrgroup.com. Please access the website at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. The webcast will be available until Wednesday, May 13, 2015 at 11:59 P.M. Eastern time.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this announcement, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this announcement speak only as of the date of this announcement; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this press announcement should be evaluated together with the many uncertainties that affect MYR's business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in any risk factors or cautionary statements contained in MYR's Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

MYR Group Inc. Contact:

Paul J. Evans, Chief Financial Officer, 847-290-1891, investorinfo@myrgroup.com

Investor Contact:

Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com

Financial tables follow…

MYR GROUP INC.

Consolidated Balance Sheets

As of March 31, 2015 and December 31, 2014

	March 31,	December 31,
(In thousands, except share and per share data)	2015	2014
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$61,830	$77,636
Accounts receivable, net of allowances of $1,028 and $1,179, respectively	156,924	158,101
Costs and estimated earnings in excess of billings on uncompleted contracts	64,690	44,609
Deferred income tax assets	11,935	11,905
Receivable for insurance claims in excess of deductibles	12,261	12,311
Refundable income taxes	—	2,059
Other current assets	6,784	6,880
Total current assets	314,424	313,501
Property and equipment, net of accumulated depreciation of $155,911 and $147,956, respectively	155,985	148,654
Goodwill	46,599	46,599
Intangible assets, net of accumulated amortization of $3,310 and $3,227, respectively	9,782	9,865
Other assets	1,432	1,467
Total assets	$528,222	$520,086

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$67,329	$62,247
Billings in excess of costs and estimated earnings on uncompleted contracts	33,039	38,121
Accrued self insurance	38,529	39,480
Accrued income taxes	571	—
Other current liabilities	33,553	31,740
Total current liabilities	173,021	171,588
Deferred income tax liabilities	24,729	24,729
Other liabilities	1,221	1,216
Total liabilities	198,971	197,533
Commitments and contingencies
Stockholders’ equity:
Preferred stock—$0.01 par value per share; 4,000,000 authorized shares;
none issued and outstanding at March 31, 2015 and December 31, 2014	—	—
Common stock—$0.01 par value per share; 100,000,000 authorized shares;
20,898,110 and 20,791,623 shares issued and outstanding at March 31, 2015 and December 31, 2014, respectively	207	206
Additional paid-in capital	150,649	151,124
Retained earnings	178,395	171,223
Total stockholders’ equity	329,251	322,553
Total liabilities and stockholders’ equity	$528,222	$520,086

MYR GROUP INC.

Unaudited Consolidated Statements of Operations

Three Months Ended March 31, 2015 and 2014

	Three months ended
	March 31,
(In thousands, except per share data)	2015	2014
Contract revenues	$244,148	$215,638
Contract costs	214,774	188,558
Gross profit	29,374	27,080
Selling, general and administrative expenses	18,592	16,875
Amortization of intangible assets	83	84
Gain on sale of property and equipment	(898)	(11)
Income from operations	11,597	10,132
Other income (expense)
Interest income	7	3
Interest expense	(179)	(178)
Other, net	(58)	54
Income before provision for income taxes	11,367	10,011
Income tax expense	4,195	3,739
Net income	$7,172	$6,272
Income per common share:
—Basic	$0.35	$0.30
—Diluted	$0.34	$0.29
Weighted average number of common shares and potential common shares outstanding:
—Basic	20,562	21,036
—Diluted	21,052	21,513

MYR GROUP INC.

Unaudited Consolidated Statements of Cash Flows

Three Months Ended March 31, 2015 and 2014

	Three months ended
	March 31,
(In thousands)	2015	2014
Cash flows from operating activities:
Net income	$7,172	$6,272
Adjustments to reconcile net income to net cash flows provided by (used in) operating activities —
Depreciation and amortization of property and equipment	8,881	7,950
Amortization of intangible assets	83	84
Stock-based compensation expense	1,049	833
Deferred income taxes	(30)	—
Gain on sale of property and equipment	(898)	(11)
Other non-cash items	62	35
Changes in operating assets and liabilities
Accounts receivable, net	1,389	124
Costs and estimated earnings in excess of billings on
uncompleted contracts	(20,081)	(7,118)
Receivable for insurance claims in excess of deductibles	50	(695)
Other assets	2,158	1,076
Accounts payable	5,189	(14,195)
Billings in excess of costs and estimated earnings on
uncompleted contracts	(5,082)	(4,200)
Accrued self insurance	(951)	623
Other liabilities	2,379	255
Net cash flows provided by (used in) operating activities	1,370	(8,967)
Cash flows from investing activities:
Proceeds from sale of property and equipment	938	42
Purchases of property and equipment	(16,362)	(12,441)
Net cash flows used in investing activities	(15,424)	(12,399)
Cash flows from financing activities:
Proceeds from exercise of stock options	378	—
Excess tax benefit from stock-based awards	1,010	111
Repurchase of common shares	(3,140)	(824)
Net cash flows used in financing activities	(1,752)	(713)
Net decrease in cash and cash equivalents	(15,806)	(22,079)
Cash and cash equivalents:
Beginning of period	77,636	76,454
End of period	$61,830	$54,375

MYR GROUP INC.

Unaudited Consolidated Selected Data and Net Income Per Share

Three and Twelve Months Ended March 31, 2015 and 2014

	Three months ended		Last twelve months ended
	March 31,		March 31,
(in thousands, except per share data)	2015	2014	2015		2014

Summary Statement of Operations Data:
Contract revenues	$244,148	$215,638	$972,477		$917,025
Gross profit	$29,374	$27,080	$134,708		$124,654
Income from operations	$11,597	$10,132	$59,869		$54,359
Net income	$7,172	$6,272	$37,444		$34,071

Per Share Data:
Income per common share (1):
- Basic	$0.35	$0.30	$1.79	(2)	$1.61	(2)
- Diluted	$0.34	$0.29	$1.75	(2)	$1.57	(2)
Weighted average number of common shares
and potential common shares outstanding:
- Basic	20,562	21,036	20,809	(3)	20,914	(3)
- Diluted	21,052	21,513	21,339	(3)	21,478	(3)

	March 31,	December 31,	March 31,	March 31,
(in thousands)	2015	2014	2014	2013

Summary Balance Sheet Data:
Total assets	$528,222	$520,086	$516,783	$446,892
Total stockholders' equity (book value)	$329,251	$322,553	$302,477	$263,643
Goodwill and intangible assets	$56,381	$56,464	$56,714	$57,049
Total debt	$—	$—	$—	$—

(1)	MYR calculates net income per common share in accordance with ASC 260, Earnings Per Share.
(2)	Last-twelve-months earnings per share is the sum of earnings per share reported in the last four quarters.
(3)	Last-twelve-months average basic and diluted shares were determined by adding the average shares reported for the last four quarters and dividing by four.

MYR GROUP INC.

Unaudited Performance Measures and Reconciliation of Non-GAAP Measures

Three and Twelve Months Ended March 31, 2015 and 2014

	Three months ended		Last twelve months ended
	March 31,		March 31,
(in thousands, except per share data, ratios and percentages)	2015	2014	2015	2014

Financial Performance Measures (1):
EBITDA (2)	$20,503	$18,220	$94,272	$84,647
EBITDA per Diluted Share (3)	$0.97	$0.85	$4.42	$3.94
Free Cash Flow (4)	$(14,992)	$(21,408)	$22,347	$30,893
Book Value per Diluted Share (5)	$15.64	$14.06
Tangible Book Value (6)	$272,870	$245,763
Tangible Book Value per Diluted Share (7)	$12.96	$11.41
Debt to Equity Ratio (8)	0.0	0.0
Asset Turnover (9)			1.88	2.05
Return on Assets (10)			7.2%	7.6%
Return on Equity (11)			12.4%	12.9%
Return on Invested Capital (13)			15.1%	14.1%

Reconciliation of Non-GAAP measures:
Reconciliation of Net Income to EBITDA:
Net income	$7,172	$6,272	$37,444	$34,071
Interest expense, net	$172	$175	$613	$713
Provision for income taxes	$4,195	$3,739	$21,862	$19,597
Depreciation and amortization	$8,964	$8,034	$34,353	$30,266
EBITDA (2)	$20,503	$18,220	$94,272	$84,647

Reconciliation of Net Income per diluted share
to EBITDA per diluted share:
Net Income per share:	$0.34	$0.29	$1.75	$1.57
Interest expense, net, per share	$0.01	$0.01	$0.03	$0.03
Provision for income taxes per share	$0.20	$0.17	$1.03	$0.92
Depreciation and amortization per share	$0.42	$0.38	$1.61	$1.42
EBITDA per diluted share (3)	$0.97	$0.85	$4.42	$3.94

Calculation of Free Cash Flow:
Net cash flow from operating activities	$1,370	$(8,967)	$65,313	$73,601
Less: cash used in purchasing property and equipment	$(16,362)	$(12,441)	$(42,966)	$(42,708)
Free Cash Flow (4)	$(14,992)	$(21,408)	$22,347	$30,893

Reconciliation of Book Value to Tangible Book Value:
Book value (total stockholders' equity)	$329,251	$302,477
Goodwill and intangible assets	$(56,381)	$(56,714)
Tangible Book Value (6)	$272,870	$245,763

Reconciliation of Book Value per diluted share
to Tangible Book Value per diluted share:
Book value per diluted share:	$15.64	$14.06
Goodwill and intangible assets per diluted share	(2.68)	(2.65)
Tangible Book Value per diluted share (7)	$12.96	$11.41

	March 31,	March 31,
	2014	2013
Reconciliation of Invested Capital to Shareholders Equity:
Book value (total stockholders' equity)	$302,477	$263,643
Plus: Total Debt	$—	$—
Less: Cash and cash equivalents	$(54,375)	$(21,281)
Invested Capital (12)	$248,102	$242,362

(1)	These financial performance measures are provided as supplemental information to the financial statements. These measures are used by management to evaluate our past performance and prospects for future performance, to review measurements included in the financial covenants in our credit facility and to compare our results with those of our peers. In addition, we believe that certain of the measures, such as book value, tangible book value, free cash flow, asset turnover, return on equity and debt leverage are measures that are monitored by sureties, lenders, lessors, suppliers and certain investors. Our calculation of each measure is described in the following notes; our calculation may not be the same as the calculations made by other companies.
(2)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization. EBITDA is not recognized under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to net cash flows provided by operating activities as a measure of liquidity. EBITDA is a component of the debt to EBITDA covenant that we must report to our bank on a quarterly basis. In addition, management considers EBITDA a useful measure because it eliminates differences which are caused by different capital structures as well as different tax rates and depreciation schedules when comparing our measures to our peers’ measures.
(3)	EBITDA per share is calculated by dividing EBITDA by the weighted average number of diluted shares outstanding for the period. EBITDA per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(4)	Free cash flow, which is defined as cash flow provided by operating activities minus cash flow used in purchasing property and equipment, is not recognized under GAAP and does not purport to be an alternative to net income, cash flow from operations or the change in cash on the balance sheet. Management views free cash flow as a measure of operational performance, liquidity and financial health.
(5)	Book value per share is calculated by dividing total stockholders’ equity at the end of the period by the weighted average diluted shares outstanding for the period.
(6)	Tangible book value is calculated by subtracting goodwill and intangible assets outstanding at the end of the period from stockholders’ equity outstanding at the end of the period. Tangible book value is not recognized under GAAP and does not purport to be an alternative to book value or stockholders’ equity.
(7)	Tangible book value per share is calculated by dividing tangible book value at the end of the period by the weighted average number of diluted shares outstanding for the period. Tangible book value per diluted share is not recognized under GAAP and does not purport to be an alternative to income per diluted share.
(8)	The debt to equity ratio is calculated by dividing total debt at the end of the period by total stockholders’ equity at the end of the period.
(9)	Asset turnover is calculated by dividing the current period revenue by total assets at the beginning of the period.
(10)	Return on assets is calculated by dividing net income for the period by total assets at the beginning of the period.
(11)	Return on equity is calculated by dividing net income for the period by total stockholders’ equity at the beginning of the period.
(12)	Invested capital is calculated by adding net debt (total debt less cash and marketable securities) to total stockholders’ equity.
(13)	Return on invested capital is calculated by dividing net income, less any dividends, by invested capital at the beginning of the period.